UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 27, 2011

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 W. Cypress Street, Suite 101

Tampa, Florida 33607

(Address of Principal Executive Offices)

(727) 213-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Separation Agreement

We have entered into a separation agreement with our chief executive officer, F.X. McCahill III who indicated his intention to resign in April 2011. Under the terms of the agreement Mr. McCahill agreed to exercise his option to purchase 125,200 shares of our common stock and immediately thereafter sell 85,200 of those shares to us at a price of $6.50 per share. In addition Mr. McCahill granted to us a right of first refusal in the event he seeks to sell his remaining shares. He also agreed not to employ or solicit for employment any of our employees for a period of one year. We waived our rights of reimbursement under a retention bonus agreement. The reimbursement would have amounted to approximately $40,000.

Software License

See “Software License” under Item 5.02 below

Consulting Agreement

See “Consulting Agreement” under Item 5.02 below

Executive Employment Agreement

See Executive Employment Agreement under Item 5.02 below

Section 5

Item 5.02 Appointment of Certain Officers

Our board of directors has appointed Chairman of the Board Paresh Patel to serve as our chief executive officer commencing July 1, 2011.

Paresh Patel, age 48, has for two years served as executive chairman of strategic planning, technology and investments. Mr. Patel is a founder of the company. He has been a director of our company since its inception and has served as the chairman of our board since May 2007. Mr. Patel developed and continues to oversee development of the company’s policy administration systems. Since 2006, Mr. Patel has served also as president of Scorpio Systems, Inc., a software development company of which he is the sole owner. As a private investor from 2000 to 2006, Mr. Patel used statistical and probability techniques to develop and implement a system for managing money as a business to generate cash flow. Before that, Mr. Patel was director of customer care and billing with Global Crossing from 1998 to 2000. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the merger of the customer care and billing systems with those of that company’s acquisitions. As an independent consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds bachelor’s and master’s degrees in electronic engineering from the University of Cambridge in the United Kingdom. Mr. Patel has no family relationship with any other director or officer of the company.

Software License Agreement

We license our policy administration software from Scorpio Systems, Inc., a company owned and operated by Paresh Patel. In exchange for the license, we pay to Scorpio Systems, Inc. a license fee of one dollar per policy generated as a new policy issued or a paid renewal policy. For 2010, the license fees totaled $58,570. In exchange for $50,000, Scorpio Systems has assigned all its rights in the software license to us effective July 1, 2011.

Consulting Agreement

We and Scorpio Systems, Inc., a company owned and operated by Paresh Patel have agreed to terminate a consulting agreement between the two companies as of June 30, 2011. Under the terms of the agreement, Scorpio Systems, Inc. provided us with business advice, information and consultation regarding the insurance industry. In consideration for these services, we paid a monthly fee of $25,000 to Scorpio Systems, Inc. and reimbursed Scorpio Systems, Inc. for its reasonable and customary business expenses incurred in the performance of its services.

Executive Employment Agreement

We and Mr. Patel have entered into an executive employment agreement. Under the agreement, Mr. Patel will serve as our chief executive officer beginning July 1, 2011. The agreement has a three year term and renews automatically for successive one year periods unless either party delivers 90 days’ notice of non-renewal. Mr. Patel will be entitled to a base annual salary of $500,000, plus benefits upon substantially the same terms applicable to other company executives. Mr. Patel will be entitled to severance payments of not less than one year’s base salary if the company non-renews the employment or terminates the employment without good cause. The agreement contains restrictions on competition and protections for confidential information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 30, 2011.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.